Exhibit 11
                              THERMO FIBERTEK INC.

                        Computation of Earnings per Share


                                                       Three Months Ended
                                                   --------------------------
                                                      June 29,        July 1,
                                                          1996           1995
   --------------------------------------------------------------------------
   Computation of Fully Diluted Earnings
     per Share:

   Income:
     Net income                                    $ 4,876,000    $ 4,628,000

     Add: Convertible debt interest, net of tax         79,000         79,000
                                                   -----------    -----------

     Income applicable to common stock
       assuming full dilution (a)                  $ 4,955,000    $ 4,707,000
                                                   -----------    -----------

   Shares:
     Weighted average shares outstanding            61,025,586     60,746,348

     Add: Shares issuable from assumed conversion
          of subordinated convertible obligation     1,888,113      1,888,113

          Shares issuable from assumed
          exercise of options (as determined
          by the application of the treasury
          stock method)                              1,546,548      1,180,280
                                                   -----------    -----------

     Weighted average shares outstanding,
       as adjusted (b)                              64,460,247     63,814,741
                                                   -----------    -----------

   Fully Diluted Earnings per Share (a) / (b)      $       .08    $       .07
                                                   ===========    ===========
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                                                                    Exhibit 11
                              THERMO FIBERTEK INC.

                        Computation of Earnings per Share
                                   (continued)


                                                        Six Months Ended
                                                   --------------------------
                                                      June 29,        July 1,
                                                          1996           1995
   --------------------------------------------------------------------------
   Computation of Fully Diluted Earnings
     per Share:

   Income:
     Net income                                    $10,082,000    $ 8,211,000

     Add: Convertible debt interest, net of tax        158,000        158,000
                                                   -----------    -----------

     Income applicable to common stock
       assuming full dilution (a)                  $10,240,000    $ 8,369,000
                                                   -----------    -----------

   Shares:
     Weighted average shares outstanding            60,980,052     60,725,570

     Add: Shares issuable from assumed conversion
          of subordinated convertible obligation     1,888,113      1,888,113

          Shares issuable from assumed
          exercise of options (as determined
          by the application of the treasury
          stock method)                              1,546,548      1,180,280
                                                   -----------    -----------

     Weighted average shares outstanding,
       as adjusted (b)                              64,414,713     63,793,963
                                                   -----------    -----------

   Fully Diluted Earnings per Share (a) / (b)      $       .16    $       .13
                                                   ===========    ===========